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                             BARRY L. FRIEDMAN, P.C.
                                1582 Tulita Drive
                               Las Vegas, NV 89123




November 23, 1999



Ms. Elaine Wolff
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Dear Ms. Wolff:

I have read the section "Independent Accountants" in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-88629) of Net Value Holdings, Inc. for the registration of 3,772,560 shares of common stock, $.001 par value, and am in agreement with the statement contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the Registrant contained in the second paragraph therein.


Very truly yours,


BARRY L. FRIEDMAN, P.C.


/s/ Barry L. Friedman
-------------------------
Barry L. Freidman